The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these notes in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated July 9, 2025
PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-270004 and 333-270004-01 Dated July , 2025

JPMorgan Chase Financial Company LLC Trigger Autocallable Contingent Yield Notes with Memory Interest

Linked to the least performing of the common stock of Applied Materials, Inc., the American depositary shares of Arm Holdings plc and the American depositary shares of Taiwan Semiconductor Manufacturing Company Limited due on or about July 16, 2029

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Investment Description

Trigger Autocallable Contingent Yield Notes are unsecured and unsubordinated debt securities issued by JPMorgan Chase Financial Company LLC (“JPMorgan Financial”), the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. (each, a “Note” and collectively, the “Notes”), linked to the least performing of the common stock of Applied Materials, Inc., the American depositary shares of Arm Holdings plc and the American depositary shares of Taiwan Semiconductor Manufacturing Company Limited (each, an “Underlying” and together, the “Underlyings”). If the closing price of one share of each Underlying on a quarterly Observation Date is equal to or greater than its Coupon Barrier, JPMorgan Financial will make a Contingent Coupon payment with respect to that Observation Date, plus any previously unpaid Contingent Coupons in respect of any previous Observation Dates pursuant to the memory interest feature. Otherwise, no coupon will be payable with respect to that Observation Date. JPMorgan Financial will automatically call the Notes early if the closing price of one share of each Underlying on any quarterly Observation Date is equal to or greater than its Initial Value. If the Notes are called, JPMorgan Financial will pay the principal amount plus the Contingent Coupon for that Observation Date and any previously unpaid Contingent Coupons in respect of any previous Observation Dates pursuant to the memory interest feature, and no further amounts will be owed to you. If the Notes are not called prior to maturity and the Final Value of each Underlying is equal to or greater than its Downside Threshold (which is the same price as its Coupon Barrier), JPMorgan Financial will make a cash payment at maturity equal to the principal amount of your Notes, in addition to the Contingent Coupon and any previously unpaid Contingent Coupons in respect of any previous Observation Dates pursuant to the memory interest feature. If the Notes are not called prior to maturity and the Final Value of any Underlying is less than its Downside Threshold, JPMorgan Financial will pay you less than the full principal amount, if anything, at maturity, resulting in a loss of your principal amount that is proportionate to the decline in the closing price of one share of the Underlying with the lowest Underlying Return (the “Least Performing Underlying”) from its Initial Value to its Final Value. The closing price of one share of each Underlying is subject to adjustments, in the sole discretion of the calculation agent, in the case of certain corporate events described in the accompanying product supplement under “The Underlyings — Underlying Stocks — Anti-Dilution Adjustments” and “The Underlyings — Underlying Stocks — Reorganization Events.” Investing in the Notes involves significant risks. You may lose a significant portion or all of your principal amount. You will be exposed to the market risk of each Underlying and any decline in the price of one share of one Underlying may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the price of one share of any other Underlying. Generally, a higher Contingent Coupon Rate is associated with a greater risk of loss. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial, as issuer of the Notes, and the creditworthiness of JPMorgan Chase & Co., as guarantor of the Notes. If JPMorgan Financial and JPMorgan Chase & Co. were to default on their payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features	Key Dates

❑Automatically Callable: JPMorgan Financial will automatically call the Notes and pay you the principal amount plus the Contingent Coupon otherwise due for a quarterly Observation Date and any previously unpaid Contingent Coupons in respect of any previous Observation Dates pursuant to the memory interest feature if the closing price of one share of each Underlying on that quarterly Observation Date is equal to or greater than its Initial Value. No further payments will be made on the Notes. If the Notes are not called, investors will have the potential for downside equity market risk at maturity.

❑Contingent Coupon: If the closing price of one share of each Underlying on a quarterly Observation Date (including the Final Valuation Date) is equal to or greater than its Coupon Barrier, JPMorgan Financial will make a Contingent Coupon payment with respect to that Observation Date plus any previously unpaid Contingent Coupons in respect of any previous Observation Dates pursuant to the memory interest feature. Otherwise, no coupon will be payable with respect to that Observation Date.

❑Downside Exposure with Contingent Repayment of Principal Amount at Maturity: If by maturity the Notes have not been called and the Final Value of each Underlying is equal to or greater than its Downside Threshold, JPMorgan Financial will pay you the principal amount per Note at maturity, in addition to the Contingent Coupon and any previously unpaid Contingent Coupons in respect of any previous Observation Dates pursuant to the memory interest feature. If by maturity, the Notes have not been called and the Final Value of any Underlying is less than its Downside Threshold, JPMorgan Financial will repay less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the closing price of one share of the Least Performing Underlying from its Initial Value to its Final Value. The contingent repayment of principal applies only if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial and JPMorgan Chase & Co.

	Trade Date[1]	July 11, 2025
	Original Issue Date (Settlement Date)[1]	July 16, 2025
	Observation Dates[2]	Quarterly (see page 5)
	Final Valuation Date[2]	July 11, 2029
	Maturity Date[2]	July 16, 2029
[1]

Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Observation Dates, the Final Valuation Date and/or the Maturity Date will be changed so that the stated term of the Notes remains the same.

[2]

Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement.

THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN FINANCIAL IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE LEAST PERFORMING UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN FINANCIAL FULLY AND UNCONDITIONALLY GUARANTEED BY JPMORGAN CHASE & CO.  YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE-7 OF THIS PRICING SUPPLEMENT, UNDER “RISK FACTORS” BEGINNING ON PAGE S-2 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT, IN ANNEX A TO THE ACCOMPANYING PROSPECTUS ADDENDUM AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-12 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE A SIGNIFICANT PORTION OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

Note Offering

We are offering Trigger Autocallable Contingent Yield Notes linked to the least performing of the common stock of Applied Materials, Inc., the American depositary shares of Arm Holdings plc and the American depositary shares of Taiwan Semiconductor Manufacturing Company Limited. The Notes are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof. The Contingent Coupon Rate and the Initial Value, Downside Threshold and Coupon Barrier for each Underlying will be finalized on the Trade Date and provided in the pricing supplement. The actual Contingent Coupon Rate will not be less than the bottom of the range listed below, but you should be willing to invest in the Notes if the Contingent Coupon Rate were set equal to the bottom of the range.

Underlying	Contingent Coupon Rate	Initial Value	Downside Threshold	Coupon Barrier	CUSIP / ISIN
Common stock of Applied Materials, Inc. (Bloomberg ticker: AMAT)	14.50% to 15.00% per annum	•	50.00% of its Initial Value	50.00% of its Initial Value	48134J247 / US48134J2472
American depositary shares of Arm Holdings plc (Bloomberg ticker: ARM)		•	50.00% of its Initial Value	50.00% of its Initial Value
American depositary shares of Taiwan Semiconductor Manufacturing Company Limited (Bloomberg ticker: TSM)		•	50.00% of its Initial Value	50.00% of its Initial Value

See “Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Notes” in this pricing supplement. The Notes will have the terms specified in the prospectus and the prospectus supplement, each dated April 13, 2023, the prospectus addendum dated June 3, 2024, product supplement no. UBS-1-I dated April 13, 2023 and this pricing supplement. The terms of the Notes as set forth in this pricing supplement, to the extent they differ or conflict with those set forth in the accompanying product supplement, will supersede the terms set forth in that product supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, the accompanying prospectus supplement, the accompanying prospectus addendum and the accompanying product supplement. Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(2)		Proceeds to Issuer
Offering of Notes	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to least performing of the common stock of Applied Materials, Inc., the American depositary shares of Arm Holdings plc and the American depositary shares of Taiwan Semiconductor Manufacturing Company Limited		$10		$0.225		$9.775
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the Notes.
(2)

UBS Financial Services Inc., which we refer to as UBS, will receive selling commissions from us that will not exceed $0.225 per $10 principal amount Note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement, as supplemented by “Supplemental Plan of Distribution” in this pricing supplement.

If the Notes priced today and assuming a Contingent Coupon Rate equal to the middle of the range listed above, the estimated value of the Notes would be approximately $9.493 per $10 principal amount Note. The estimated value of the Notes, when the terms of the Notes are set, will be provided in the pricing supplement and will not be less than $9.10 per $10 principal amount Note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The Notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

UBS Financial Services Inc.	J.P.Morgan

Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Notes

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the agent. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these Notes are a part, the accompanying prospectus addendum and the more detailed information contained in the accompanying product supplement. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement and in Annex A to the accompanying prospectus addendum, as the Notes involve risks not associated with conventional debt securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦Product supplement no. UBS-1-I dated April 13, 2023:
http://www.sec.gov/Archives/edgar/data/19617/000121390023029549/ea152816_424b2.pdf

♦Prospectus supplement and prospectus, each dated April 13, 2023:
http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf

♦Prospectus addendum dated June 3, 2024:
http://www.sec.gov/Archives/edgar/data/1665650/000095010324007599/dp211753_424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, the “Issuer,” “JPMorgan Financial,” “we,” “us” and “our” refer to JPMorgan Chase Financial Company LLC.

Supplemental Terms of the Notes

For purposes of the accompanying product supplement, each of the common stock of Applied Materials, Inc., the American depositary shares of Arm Holdings plc and the American depositary shares of Taiwan Semiconductor Manufacturing Company Limited is an “Underlying Stock.”

Any values of the Underlyings, and any values derived therefrom, included in this pricing supplement may be corrected, in the event of manifest error or inconsistency, by amendment of this pricing supplement and the corresponding terms of the Notes. Notwithstanding anything to the contrary in the indenture governing the Notes, that amendment will become effective without consent of the holders of the Notes or any other party.

Investor Suitability

The Notes may be suitable for you if, among other considerations:

♦You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the Least Performing Underlying.

♦You are willing to accept the individual market risk of each Underlying and understand that any decline in the price of one share of one Underlying will not be offset or mitigated by a lesser decline or any potential increase in the prices of one share of the other Underlyings.

♦You accept that you may not receive a Contingent Coupon on some or all of the Coupon Payment Dates.

♦You believe the closing price of one share of each Underlying will be at or above its Coupon Barrier on the Observation Dates and its Downside Threshold on the Final Valuation Date.

♦You believe the closing price of one share of each Underlying will be at or above its Initial Value on one of the specified Observation Dates.

♦You understand and accept that you will not participate in any appreciation of any Underlying and that your potential return is limited to the Contingent Coupons.

♦You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlyings.

♦You would be willing to invest in the Notes if the Contingent Coupon Rate were set equal to the bottom of the range indicated on the cover hereof (the actual Contingent Coupon Rate will be finalized on the Trade Date and provided in the pricing supplement and will not be less than the bottom of the range listed on the cover).

♦You do not seek guaranteed current income from this investment and are willing to forgo dividends paid on the Underlyings.

♦You are able and willing to invest in Notes that may be called early and you are otherwise able and willing to hold the Notes to maturity.

♦You accept that there may be little or no secondary market for the Notes and that any secondary market will depend in large part on the price, if any, at which J.P. Morgan Securities LLC, which we refer to as JPMS, is willing to trade the Notes.

♦You understand and accept the risks associated with the Underlyings.

♦You are willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Notes, and understand that if JPMorgan Financial and JPMorgan Chase & Co. default on their obligations, you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if, among other considerations:

♦You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦You cannot tolerate a loss of all or a substantial portion of your investment or are unwilling to make an investment that may have the same downside market risk as an investment in the Least Performing Underlying.

♦You are unwilling to accept the individual market risk of each Underlying or do not understand that any decline in the price of one share of one Underlying will not be offset or mitigated by a lesser decline or any potential increase in the prices of one share of the other Underlyings.

♦You require an investment designed to provide a full return of principal at maturity.

♦You do not accept that you may not receive a Contingent Coupon on some or all of the Coupon Payment Dates.

♦You believe that the closing price of one share of any Underlying will decline during the term of the Notes and is likely to be below its Coupon Barrier on the Observation Dates and/or its Downside Threshold on the Final Valuation Date.

♦You seek an investment that participates in the full appreciation of any or all Underlyings or that has unlimited return potential.

♦You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlyings.

♦You would not be willing to invest in the Notes if the Contingent Coupon Rate were set equal to the bottom of the range indicated on the cover hereof (the actual Contingent Coupon Rate will be finalized on the Trade Date and provided in the pricing supplement and will not be less than the bottom of the range listed on the cover).

♦You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦You seek guaranteed current income from this investment or prefer to receive the dividends paid on the Underlyings.

♦You are unable or unwilling to invest in Notes that may be called early, or you are otherwise unable or unwilling to hold the Notes to maturity or you seek an investment for which there will be an active secondary market.

♦You do not understand or accept the risks associated with the Underlyings.

♦You are not willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” section of this pricing supplement, the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement and Annex A to the accompanying prospectus addendum for risks related to an investment in the Notes. For more information on the Underlyings, please see the section titled “The Underlyings” below.

Indicative Terms
Issuer	JPMorgan Chase Financial Company LLC, a direct, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor	JPMorgan Chase & Co.
Issue Price	$10 per Note
Underlyings	Common stock of Applied Materials, Inc. American depositary shares of Arm Holdings plc American depositary shares of Taiwan Semiconductor Manufacturing Company Limited
Principal Amount	$10 per Note (subject to a minimum purchase of 100 Notes or $1,000)
Term[1]	4 years, unless called earlier
Automatic Call Feature

The Notes will be called automatically if the closing price[2] of one share of each Underlying on any Observation Date is equal to or greater than its Initial Value. If the Notes are called, JPMorgan Financial will pay you on the applicable Call Settlement Date a cash payment per Note equal to the principal amount plus the Contingent Coupon otherwise due for the applicable Observation Date and any previously unpaid Contingent Coupons in respect of any previous Observation Dates pursuant to the memory interest feature and no further payments will be made on the Notes.

Contingent Coupon and Memory Interest Feature

If the closing price[2] of one share of each Underlying is equal to or greater than its Coupon Barrier on any Observation Date, we will pay you on the relevant Coupon Payment Date the Contingent Coupon for that Observation Date plus any previously unpaid Contingent Coupons in respect of any previous Observation Dates pursuant to the memory interest feature.

If the closing price[2] of one share of any Underlying is less than its Coupon Barrier on any Observation Date, the Contingent Coupon for that Observation Date will not be payable, and we will not make any payment to you on the relevant Coupon Payment Date.

If a Contingent Coupon is not paid on a Coupon Payment Date (other than the Maturity Date) because the closing price of one share of any Underlying is less than its Coupon Barrier on the related Observation Date, that unpaid Contingent Coupon will be paid on a later Coupon Payment Date only if the closing price of one share of each Underlying is equal to or greater than its Coupon Barrier on the relevant Observation Date.  We refer to this as the memory interest feature.  If the closing price of one share of any Underlying is less than its Coupon Barrier on each of the Observation Dates, you will receive no Contingent Coupons during the term of, and will not receive a positive return on, the Notes.

Each Contingent Coupon will be a fixed amount based on equal quarterly installments at the Contingent Coupon Rate, which is a per annum rate. You should be willing to invest in the Notes if the Contingent Coupon Rate were set equal to the bottom of the range set forth in “Contingent Coupon Rate” below.

Contingent Coupon payments on the Notes are not guaranteed.  We will not pay you the Contingent Coupon for any Observation Date on the related Coupon Payment Date if the closing price of one share of any Underlying is less than its Coupon Barrier on that Observation Date.

Contingent Coupon Rate

Expected to be between 14.50% and 15.00% per annum. The actual Contingent Coupon Rate will be finalized on the Trade Date and provided in the pricing supplement and will not be less than 14.50% per annum.

Contingent Coupon payments

Expected to be between $0.3625 and $0.375 per $10 principal amount Note. The actual Contingent Coupon payments will be based on the Contingent Coupon Rate and finalized on the Trade Date and provided in the pricing supplement.

Coupon Payment Dates[3]	As specified under the “Coupon Payment Dates” column of the table under “Observation Dates and Coupon Payment Dates” below
Call Settlement Dates[3]	First Coupon Payment Date following the applicable Observation Date
Payment at Maturity (per $10 Note)

If the Notes are not automatically called and the Final Value of each Underlying is equal to or greater than its Downside Threshold, we will pay you a cash payment at maturity per $10 principal amount Note equal to $10 plus the Contingent Coupon otherwise due on the Maturity Date, plus any previously unpaid Contingent Coupons in respect of any previous Observation Dates pursuant to the memory interest feature.

If the Notes are not automatically called and the Final Value of any Underlying is less than its Downside Threshold, we will pay you a cash payment at maturity that is less than $10 per $10 principal amount Note, equal to:

$10 × (1 + Least Performing Underlying Return)

In this scenario, you will be exposed to the decline in the price of one share of the Least Performing Underlying and you will lose a significant portion or all of your principal at maturity in an amount proportionate to the negative Underlying Return of the Least Performing Underlying.

Underlying Return	With respect to each Underlying: Final Value – Initial Value Initial Value
Least Performing Underlying:	The Underlying with the lowest Underlying Return
Least performing Underlying Return:	The lowest of the Underlying Returns of the Underlyings
Initial Value	With respect to each Underlying, the closing price of one share of that Underlying on the Trade Date
Final Value	With respect to each Underlying, the closing price[2] of one share of that Underlying on the Final Valuation Date
Downside Threshold	With respect to each Underlying, a percentage of the Initial Value of that Underlying, as specified on the cover of this pricing supplement
Coupon Barrier	With respect to each Underlying, a percentage of the Initial Value of that Underlying, as specified on the cover of this pricing supplement
Stock Adjustment Factor[2]

With respect to each Underlying, the Stock Adjustment Factor is referenced in determining the closing price of one share of that Underlying. The Stock Adjustment Factor of each Underlying is set initially at 1.0 on the Trade Date.

[1] See footnote 1 under “Key Dates” on the front cover.

[2] The closing price and the Stock Adjustment Factor of each Underlying are subject to adjustments, in the sole discretion of the calculation agent, in the case of certain corporate events described in the accompanying product supplement under “The Underlyings — Underlying Stocks — Anti-Dilution Adjustments” and “The Underlyings — Underlying Stocks — Reorganization Events.”

[3] See footnote 2 under “Key Dates” on the front cover.

Investment Timeline
Trade Date

The closing price of one share of each Underlying (Initial Value) is observed, the Downside Threshold and the Coupon Barrier of each Underlying are determined and the Contingent Coupon Rate is finalized.

Quarterly

If the closing price of one share of each Underlying is equal to or greater than its Coupon Barrier on any Observation Date, JPMorgan Financial will pay you a Contingent Coupon on the relevant Coupon Payment Date plus any previously unpaid Contingent Coupons in respect of any previous Observation Dates pursuant to the memory interest feature.

The Notes will also be called if the closing price of one share of each Underlying on any Observation Date is equal to or greater than its Initial Value. If the Notes are called, JPMorgan Financial will pay you a cash payment per Note equal to the principal amount plus the Contingent Coupon otherwise due for the applicable Observation Date and any previously unpaid Contingent Coupons in respect of any previous Observation Dates pursuant to the memory interest feature and no further payments will be made on the Notes.

Maturity Date

The Final Value of each Underlying is determined as of the Final Valuation Date.

If the Notes are not automatically called and the Final Value of each Underlying is equal to or greater than its Downside Threshold, we will pay you a cash payment at maturity per $10 principal amount Note equal to $10 plus the Contingent Coupon otherwise due on the Maturity Date, plus any previously unpaid Contingent Coupons in respect of any previous Observation Dates pursuant to the memory interest feature.

If the Notes are not automatically called and the Final Value of any Underlying is less than its Downside Threshold, we will pay you a cash payment at maturity that is less than $10 per $10 principal amount Note, equal to:

$10 × (1 + Least Performing Underlying Return)

In this scenario, you will be exposed to the decline in the price of one share of the Least Performing Underlying and you will lose a significant portion or all of your principal at maturity in an amount proportionate to the negative Underlying Return of the Least Performing Underlying.

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE A SIGNIFICANT PORTION OR ALL OF YOUR PRINCIPAL AMOUNT. YOU WILL BE EXPOSED TO THE MARKET RISK OF EACH UNDERLYING AND ANY DECLINE IN THE PRICE OF ONE SHARE OF ONE UNDERLYING MAY NEGATIVELY AFFECT YOUR RETURN AND WILL NOT BE OFFSET OR MITIGATED BY A LESSER DECLINE OR ANY POTENTIAL INCREASE IN THE PRICE OF ONE SHARE OF ANY OTHER UNDERLYING. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. IF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. WERE TO DEFAULT ON THEIR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Observation Dates and Coupon Payment Dates

Observation Dates	Coupon Payment Dates
October 13, 2025	October 16, 2025
January 12, 2026	January 15, 2026
April 13, 2026	April 16, 2026
July 13, 2026	July 16, 2026
October 12, 2026	October 15, 2026
January 11, 2027	January 14, 2027
April 12, 2027	April 15, 2027
July 12, 2027	July 15, 2027
October 11, 2027	October 14, 2027
January 11, 2028	January 14, 2028
April 11, 2028	April 17, 2028
July 11, 2028	July 14, 2028
October 11, 2028	October 16, 2028
January 11, 2029	January 17, 2029
April 11, 2029	April 16, 2029
July 11, 2029 (the Final Valuation Date)	July 16, 2029 (the Maturity Date)

Each of the Observation Dates, and therefore the Coupon Payment Dates, is subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement.

What Are the Tax Consequences of the Notes?

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. UBS-1-I. In determining our reporting responsibilities we intend to treat (i) the Notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Coupons as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt.

Sale, Exchange or Redemption of a Note.  Assuming the treatment described above is respected, upon a sale or exchange of the Notes (including redemption upon an automatic call or at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Notes, which should equal the amount you paid to acquire the Notes (assuming Contingent Coupons are properly treated as ordinary income, consistent with the position referred to above).  This gain or loss should be short-term capital gain or loss unless you hold the Notes for more than one year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of the Notes at the issue price.  The deductibility of capital losses is subject to limitations.  If you sell your Notes between the time your right to a Contingent Coupon is fixed and the time it is paid, it is likely that you will be treated as receiving ordinary income equal to the Contingent Coupon.  Although uncertain, it is possible that proceeds received from the sale or exchange of your Notes prior to an Observation Date but that can be attributed to an expected Contingent Coupon payment could be treated as ordinary income.  You should consult your tax adviser regarding this issue.

As described above, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the Notes could be materially affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Notes, possibly with retroactive effect. The discussions above and in the accompanying product supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by the notice described above.

Non-U.S. Holders — Tax Considerations. The U.S. federal income tax treatment of Contingent Coupons is uncertain, and although we believe it is reasonable to take a position that Contingent Coupons are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), it is expected that withholding agents will (and we, if we are the withholding agent, intend to) withhold on any Contingent Coupon paid to a Non-U.S. Holder generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision. We will not be required to pay any additional amounts with respect to amounts withheld. In order to claim an exemption from, or a reduction in, the 30% withholding tax, a Non-U.S. Holder of the Notes must comply with certification requirements to establish that it is not a U.S. person and is eligible for such an exemption or reduction under an applicable tax treaty. If you are a Non-U.S. Holder, you should consult your tax adviser regarding the tax treatment of the Notes, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations. Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, we expect that Section 871(m) will not apply to the Notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the Notes. You should consult your tax adviser regarding the potential application of Section 871(m) to the Notes.

In the event of any withholding on the Notes, we will not be required to pay any additional amounts with respect to amounts so withheld.

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in any or all of the Underlyings. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement and in Annex A to the accompanying prospectus addendum. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

Risks Relating to the Notes Generally

♦Your Investment in the Notes May Result in a Loss — The Notes differ from ordinary debt securities in that JPMorgan Financial will not necessarily repay the full principal amount of the Notes. If the Notes are not called and the closing price of one share of any Underlying has declined below its Downside Threshold on the Final Valuation Date, you will be fully exposed to any depreciation of the Least Performing Underlying from its Initial Value to its Final Value. In this case, JPMorgan Financial will repay less than the full principal amount at maturity, resulting in a loss of principal that is proportionate to the negative Underlying Return of the Least Performing Underlying. Under these circumstances, you will lose 1% of your principal for every 1% that the Final Value of the Least Performing Underlying is less than its Initial Value and could lose your entire principal amount. As a result, your investment in the Notes may not perform as well as an investment in a security that does not have the potential for full downside exposure to any Underlying at maturity.

♦Credit Risks of JPMorgan Financial and JPMorgan Chase & Co. — The Notes are unsecured and unsubordinated debt obligations of the Issuer, JPMorgan Chase Financial Company LLC, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. The Notes will rank pari passu with all of our other unsecured and unsubordinated obligations, and the related guarantee by JPMorgan Chase & Co. will rank pari passu with all of JPMorgan Chase & Co.’s other unsecured and unsubordinated obligations. The Notes and related guarantees are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of JPMorgan Financial and JPMorgan Chase & Co. to satisfy their obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Financial and JPMorgan Chase & Co. may affect the market value of the Notes and, in the event JPMorgan Financial and JPMorgan Chase & Co. were to default on their obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.

♦As a Finance Subsidiary, JPMorgan Financial Has No Independent Operations and Limited Assets — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities and the collection of intercompany obligations. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of JPMorgan Chase & Co. to make payments under loans made by us to JPMorgan Chase & Co. or under other intercompany agreements. As a result, we are dependent upon payments from JPMorgan Chase & Co. to meet our obligations under the Notes. We are not a key operating subsidiary of JPMorgan Chase & Co. and in a bankruptcy or resolution of JPMorgan Chase & Co. we are not expected to have sufficient resources to meet our obligations in respect of the Notes as they come due. If JPMorgan Chase & Co. does not make payments to us and we are unable to make payments on the Notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co. For more information, see the accompanying prospectus addendum.

♦You Are Not Guaranteed Any Contingent Coupons — We will not necessarily make periodic coupon payments on the Notes.  If the closing price of one share of any Underlying on an Observation Date is less than its Coupon Barrier, we will not pay you the Contingent Coupon for that Observation Date.  However, if a Contingent Coupon is not paid on a Coupon Payment Date (other than the Maturity Date) because the closing price of one share of any Underlying on the related Observation Date is less than its Coupon Barrier, pursuant to the memory interest feature, that Contingent Coupon will be paid on a later Coupon Payment Date only if the closing price of one share of each Underlying on the related Observation Date is greater than or equal to its Coupon Barrier.  You will not receive any unpaid Contingent Coupons if the closing price of one share of any Underlying on each subsequent Observation Date is less than its Coupon Barrier.  If the closing price of one share of any Underlying is less than its Coupon Barrier on each of the Observation Dates, we will not pay you any Contingent Coupon during the term of, and you will not receive a positive return on, your Notes.  Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Notes.

♦Return on the Notes Is Limited to the Sum of Any Contingent Coupons and You Will Not Participate in Any Appreciation of Any Underlying — The return potential of the Notes is limited to the specified Contingent Coupon Rate, regardless of any appreciation of any Underlying, which may be significant. In addition, the total return on the Notes will vary based on the number of Observation Dates on which the requirements for a Contingent Coupon have been met prior to maturity or an automatic call. Further, if the Notes are called, you will not receive any Contingent Coupons or any other payments in respect of any Observation Dates after the Call Settlement Date. Because the Notes could be called as early as the first Observation Date, the total return on the Notes could be minimal. If the Notes are not called, you may be subject to the risk of decline in the price of one share of each Underlying, even though you are not able to participate in any potential appreciation of any Underlying. Generally, the longer the Notes remain outstanding, the less likely it is that they will be automatically called, due to the decline in the price of one share of any or all of the Underlyings and the shorter time remaining for the price of any Underlying to recover to or above its Initial Value on a subsequent Observation Date.  As a result, the return on an investment in the Notes could be less than the return on a hypothetical direct investment in any Underlying. In addition, if the Notes are not called and the Final Value of any Underlying is below its Downside Threshold, you will have a loss on your principal amount and the overall return on the Notes may be less than the amount that would be paid on a conventional debt security of JPMorgan Financial of comparable maturity.

♦Because the Notes Are Linked to the Least Performing Underlying, You Are Exposed to Greater Risks of No Contingent Coupons and Sustaining a Significant Loss on Your Investment at Maturity Than If the Notes Were Linked to a Single Underlying — The risk that you will not receive any Contingent Coupons and lose a significant portion or all of your initial investment in the Notes at maturity is greater if you invest in the Notes as opposed to substantially similar securities that are linked to the performance of a single Underlying. With three Underlyings, it is more likely that the closing price of one share of an Underlying will be less than its Coupon Barrier on the Observation Dates or less than its Downside Threshold on the Final Valuation Date. Therefore, it is more likely that you will not receive any Contingent Coupons and that you will suffer a significant loss on your investment at maturity. In addition, the performance of the Underlyings may not be correlated or may be negatively correlated.

The lower the correlation between any two of the Underlyings, the greater the potential for one of those Underlyings to close below its Coupon Barrier or Downside Threshold on an Observation Date or the Final Valuation Date, respectively, and with three Underlyings, there is a greater potential that one pair of Underlyings will have low or negative correlation.

In addition, for each additional Underlying to which the Notes are linked, there is a greater potential for one pair of Underlyings to have low or negative correlation. Therefore, the greater the number of Underlyings, the greater the potential for missed Contingent Coupons and for a loss of principal at maturity. Although the correlation of the Underlyings’ performance may change over the term of the Notes, the Contingent Coupon Rate is determined, in part, based on the correlation of the Underlyings’ performance, as calculated using internal models of our affiliates at the time when the terms of the Notes are finalized. A higher Contingent Coupon Rate is generally associated with lower correlation of the Underlyings and/or a greater number of Underlyings, which reflects a greater potential for missed Contingent Coupons and for a loss of principal at maturity. The correlations referenced in setting the terms of the Notes are calculated using internal models of our affiliates and are not derived from the returns of the Underlyings over the period set forth under “Correlation of the Underlyings” below. In addition, other factors and inputs other than correlation may impact how the terms of the Notes are set and the performance of the Notes. Furthermore, because the closing price of one share of each Underlying must be greater than or equal to its Initial Value on a quarterly Observation Date in order for the notes to be automatically called prior to maturity, the Notes are less likely to be automatically called on any Observation Date than if the Notes were linked to a single Underlying.

♦You Are Exposed to the Risk of Decline in the Price of One Share of Each Underlying — Your return on the Notes and your payment at maturity, if any, is not linked to a basket consisting of the Underlyings. If the Notes have not been automatically called, your payment at maturity is contingent upon the performance of each individual Underlying such that you will be equally exposed to the risks related to each of the Underlyings. In addition, the performance of the Underlyings may not be correlated. Poor performance by any of the Underlyings over the term of the Notes may negatively affect whether you will receive a Contingent Coupon on any Coupon Payment Date and your payment at maturity and will not be offset or mitigated by positive performance by any of the other Underlyings. Accordingly, your investment is subject to the risk of decline in the price of one share of each Underlying.

♦Your Payment at Maturity Will Be Determined by the Least Performing Underlying — Because the payment at maturity will be determined based on the performance of the Least Performing Underlying, you will not benefit from the performance of the other Underlyings.  Accordingly, if the Notes have not been automatically called and the Final Value of any Underlying is less than its Downside Threshold, you will lose a significant portion or all of your principal amount at maturity, even if the Final Values of any or all of the other Underlyings is greater than or equal to its Initial Value.

♦Contingent Repayment of Principal Applies Only If You Hold the Notes to Maturity — If you are able to sell your Notes in the secondary market, if any, prior to maturity, you may have to sell them at a loss relative to your initial investment even if the closing prices of one share of all of the Underlyings are above their respective Downside Thresholds. If by maturity the Notes have not been called, either JPMorgan Financial will repay you the full principal amount per Note plus the Contingent Coupon and any previously unpaid Contingent Coupons in respect of any previous Observation Dates pursuant to the memory interest feature, or, if the Final Value of any Underlying is below its Downside Threshold, JPMorgan Financial will repay less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the closing price of one share of the Least Performing Underlying from its Initial Value to its Final Value. This contingent repayment of principal applies only if you hold your Notes to maturity.

♦A Higher Contingent Coupon Rate and/or a Lower Coupon Barrier and/or Downside Threshold May Reflect Greater Expected Volatility of the Underlyings, Which Is Generally Associated with a Greater Risk of Loss — Volatility is a measure of the degree of variation in the prices of one share of the Underlyings over a period of time.  The greater the expected volatilities of the Underlyings at the time the terms of the Notes are set, the greater the expectation is at that time that the price of one share of an Underlying could close below its Coupon Barrier on any Observation Date, resulting in the loss of one or more, or all, Contingent Coupon payments, or below its Downside Threshold on the Final Valuation Date, resulting in the loss of a significant portion or all of your principal at maturity.  In addition, the economic terms of the Notes, including the Contingent Coupon Rate, the Coupon Barrier and the Downside Threshold, are based, in part, on the expected volatilities of the Underlyings at the time the terms of the Notes are set, where higher expected volatilities will generally be reflected in a higher Contingent Coupon Rate than the fixed rate we would pay on conventional debt securities of the same maturity and/or on otherwise comparable securities and/or a lower Coupon Barrier and/or a lower Downside Threshold as compared to otherwise comparable securities.  Accordingly, a higher Contingent Coupon Rate will generally be indicative of a greater risk of loss while a lower Coupon Barrier or Downside Threshold does not necessarily indicate that the Notes have a greater likelihood of paying Contingent Coupon payments or returning your principal at maturity.  You should be willing to accept the downside market risk of each Underlying and the potential loss of a significant portion or all of your principal at maturity.

♦Reinvestment Risk — If your Notes are called early, the holding period over which you would have the opportunity to receive any Contingent Coupons could be as short as approximately three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the Notes are called prior to the Maturity Date.

♦Each Contingent Coupon Is Based Solely on the Closing Prices of One Share of the Underlyings on the Applicable Observation Date — Whether a Contingent Coupon will be payable with respect to an Observation Date will be based solely on the closing prices of one share of the Underlyings on that Observation Date. As a result, you will not know whether you will receive a Contingent Coupon until the related Observation Date. Moreover, because each Contingent Coupon is based solely on the closing prices of one share of the Underlyings on the applicable Observation Date, if the closing price of one share of any Underlying is less than its Coupon Barrier, you will not receive any Contingent Coupon with respect to that Observation Date, even if the closing price of one share of any of the other Underlyings is equal to or greater than its Coupon Barrier and even if the closing price of one share of that Underlying was higher on other days during the period before that Observation Date.

♦No Dividend Payments or Voting Rights or Other Ownership Rights in the Underlyings — As a holder of the Notes, you will not have any ownership interest or rights in the Underlyings, such as voting rights or rights to receive cash dividends or other distributions. In addition, the issuers of the Underlyings will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the values of the Underlyings and the Notes.

♦No Assurances That the Investment View Implicit in the Notes Will Be Successful — While the Notes are structured to provide for Contingent Coupons if the closing price of one share of each Underlying is not below its Coupon Barrier on the Observation Dates, we cannot assure you of the economic environment during the term or at maturity of your Notes.

♦Lack of Liquidity — The Notes will not be listed on any securities exchange. JPMS intends to offer to purchase the Notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which JPMS is willing to buy the Notes.

♦Tax Treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax adviser about your tax situation.

♦The Final Terms and Valuation of the Notes Will Be Finalized on the Trade Date and Provided in the Pricing Supplement — The final terms of the Notes will be based on relevant market conditions when the terms of the Notes are set and will be finalized on the Trade Date and provided in the pricing supplement. In particular, each of the estimated value of the Notes and the Contingent Coupon Rate will be finalized on the Trade Date and provided in the pricing supplement, and each may be as low as the applicable minimum set forth on the cover of this pricing supplement. Accordingly, you should consider your potential investment in the Notes based on the minimums for the estimated value of the Notes and the Contingent Coupon Rate.

Risks Relating to Conflicts of Interest

♦Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes and making the assumptions used to determine the pricing of the Notes and the estimated value of the Notes when the terms of the Notes are set, which we refer to as the estimated value of the Notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the Notes and the value of the Notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the Notes could result in substantial returns for us or our affiliates while the value of the Notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks. We and/or our affiliates may also currently or from time to time engage in business with the issuers of the Underlyings, including extending loans to, or making equity investments in, the issuers of the Underlyings or providing advisory services to the issuers of the Underlyings. As a prospective purchaser of the Notes, you should undertake an independent investigation of the issuers of the Underlyings as in your judgment is appropriate to make an informed decision with respect to an investment in the Notes.

♦Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations (for example, with respect to the issuer of an Underlying) that are inconsistent with investing in or holding the Notes, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold the Underlyings and could affect the price of one share of an Underlying, and therefore the market value of the Notes.

♦Potential JPMorgan Financial Impact on the Price of One Share of an Underlying — Trading or transactions by JPMorgan Financial or its affiliates in an Underlying and/or over-the-counter options, futures or other instruments with returns linked to the performance of an Underlying may adversely affect the price of one share of that Underlying and, therefore, the market value of the Notes.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

♦The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes — The estimated value of the Notes is only an estimate determined by reference to several factors. The original issue price of the Notes will exceed the estimated value of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. See “The Estimated Value of the Notes” in this pricing supplement.

♦The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates — The estimated value of the Notes is determined by reference to internal pricing models of our affiliates when the terms of the Notes are set. This estimated value of the Notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the Notes that are greater than or less than the estimated value of the Notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.

♦The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate — The internal funding rate used in the determination of the estimated value of the Notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the Notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Notes and any secondary market prices of the Notes. See “The Estimated Value of the Notes” in this pricing supplement.

♦The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period — We generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your Notes during this initial period may be lower than the value of the Notes as published by JPMS (and which may be shown on your customer account statements).

♦Secondary Market Prices of the Notes Will Likely Be Lower Than the Original Issue Price of the Notes — Any secondary market prices of the Notes will likely be lower than the original issue price of the Notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Notes. As a result, the price, if any, at which JPMS will be willing to buy Notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Notes.

The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity. See “— Risks Relating to the Notes Generally — Lack of Liquidity” above.

♦Many Economic and Market Factors Will Impact the Value of the Notes — As described under “The Estimated Value of the Notes” in this pricing supplement, the Notes can be thought of as securities that combine a fixed-income debt component with one or more derivatives. As a result, the factors that influence the values of fixed-income debt and derivative instruments will also influence the terms of the Notes at issuance and their value in the secondary market. Accordingly, the secondary market price of the Notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the prices of one share of the Underlyings, including:

♦any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;

♦customary bid-ask spreads for similarly sized trades;

♦our internal secondary market funding rates for structured debt issuances;

♦the actual and expected volatility in the prices of one share of the Underlyings;

♦the time to maturity of the Notes;

♦the likelihood of an automatic call being triggered;

♦whether the closing price of one share of any Underlying has been, or is expected to be, less than its Coupon Barrier on any Observation Date and whether the Final Value of any Underlying is expected to be less than its Downside Threshold;

♦the dividend rates on the Underlyings;

♦the occurrence of certain events affecting an Underlying that may or may not require an adjustment to the closing price and the Stock Adjustment Factor of that Underlying, including a merger or acquisition;

♦the actual and expected positive or negative correlation among the Underlyings, or the actual or expected absence of any such correlation;

♦interest and yield rates in the market generally; and

♦a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Notes, if any, at which JPMS may be willing to purchase your Notes in the secondary market.

Risks Relating to the Underlyings

♦Single Stock Risk — The price of one share of each Underlying can rise or fall sharply due to factors specific to that Underlying and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. For additional information regarding each Underlying and its issuer, please see “The Underlyings” and the section applicable to that Underlying issuer in this pricing supplement and that issuer’s SEC filings referred to in those sections. We urge you to review financial and other information filed periodically with the SEC by each Underlying issuer.

♦No Affiliation with the Underlying Issuers — We are not affiliated with the issuers of the Underlyings. We have not independently verified any of the information about the Underlying issuers contained in this pricing supplement. You should make your own investigation into the Underlyings and the issuers of the Underlyings. We are not responsible for the public disclosure of information by the issuers of the Underlyings, whether contained in SEC filings or otherwise.

♦Risks Associated with Non-U.S. Companies with Respect to the American Depositary Shares (“ADSs”) of Arm Holdings plc and the ADSs of Taiwan Semiconductor Manufacturing Company Limited — Each of the ADSs of Arm Holdings plc and the ADSs of Taiwan Semiconductor Manufacturing Company Limited is issued by a non-U.S. company.  Investments in securities linked to the value of any equity securities issued by a non-U.S. company involve risks associated with the home country of that company. The prices of securities issued by non-U.S. companies may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.  Moreover, the economy of that country may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.  That country may be subjected to different and, in some cases, more adverse economic environments.

♦There Are Important Differences Between the Rights of Holders of the ADSs of Arm Holdings plc and the Holders of the Ordinary Shares of Arm Holdings plc and Between the Rights of the Holders of the ADSs of Taiwan Semiconductor Manufacturing Company Limited and the Rights of the Holders of the Common Shares of Taiwan Semiconductor Manufacturing Company Limited — You should be aware that the return on Notes is linked in part to the prices of the ADSs of Arm Holding plc and the ADSs of Taiwan Semiconductor Manufacturing Company Limited and not the ordinary shares of Arm Holding plc and the common shares of Taiwan Semiconductor Manufacturing Company Limited (each, the “underlying securities”).  There are important differences between the rights of holders of ADSs and the rights of holders of underlying securities.  Each ADS is a security evidenced by American depositary receipts that represent a certain number of shares of the underlying securities. Generally, ADSs are issued under a deposit agreement, which sets forth the rights and responsibilities of the ADS depositary, the relevant non-U.S. issuer, and holders of the ADSs, which may be different from the rights of holders of the underlying securities.  For example, a non-U.S. issuer may make distributions in respect of the underlying securities that are not passed on to the holders of its ADSs.  Any such differences between the rights of holders of the ADSs and the rights of holders of the underlying securities may be significant and may materially and adversely affect the value of the relevant ADSs and, as a result, the Notes.

♦Limited Trading History — The ADSs of Arm Holdings plc commenced trading on The Nasdaq Stock Market on September 14, 2023 and therefore have limited historical performance. Accordingly, historical information for the ADSs of Arm Holdings plc is available only since that date. Past performance should not be considered indicative of future performance.

♦Emerging Markets Risk with Respect to the ADSs of Taiwan Semiconductor Manufacturing Company Limited — The ADSs of Taiwan Semiconductor Manufacturing Company Limited have been issued by a non-U.S. company conducting its business in an emerging markets country (Taiwan).  Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries.  The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates.

♦Currency Exchange Rate Risk with Respect to the ADSs of Taiwan Semiconductor Manufacturing Company Limited —  Because the ADSs of Taiwan Semiconductor Manufacturing Company Limited are quoted and traded in U.S. dollars on the New York Stock Exchange and the common shares of Taiwan Semiconductor Manufacturing Company Limited are quoted and traded in New Taiwan dollars on the Taiwan Stock Exchange, fluctuations in the exchange rate between the New Taiwan dollar and the U.S. dollar will likely affect the relative value of the ADSs and common shares of Taiwan Semiconductor Manufacturing Company Limited in the two currencies and, as a result, will likely affect the market price of the ADSs of Taiwan Semiconductor Manufacturing Company Limited trading on the New York Stock Exchange. These trading differences and currency exchange rates may affect the market value of the Notes.  The New Taiwan dollar has been subject to fluctuations against the U.S. dollar in the past and may be subject to significant fluctuations in the future.  Previous fluctuations or periods of relative stability in the exchange rate between the New Taiwan dollar and the U.S. dollar are not necessarily indicative of fluctuations or periods of relative stability in that rate that may occur over the term of the securities.  The exchange rate between the New Taiwan dollar and the U.S. dollar is the result of the supply of, and the demand for, those currencies.  Changes in the exchange rate results over time from the interaction of many factors directly or indirectly affecting economic and political conditions in Taiwan and the United States, including economic and political developments in other countries.  Of particular importance are rates of inflation, interest rate levels, the balance of payments, any political, civil or military unrest and the extent of governmental surpluses or deficits in Taiwan and the United States, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by Taiwan and the United States and other jurisdictions important to international trade and finance

♦Anti-Dilution Protection Is Limited and May Be Discretionary — Although the calculation agent will adjust the closing price and the Stock Adjustment Factor of each Underlying for certain corporate events (such as stock splits and stock dividends) affecting that Underlying, the calculation agent is not required to make an adjustment for every corporate event that can affect that Underlying. If an event occurs that does not require the calculation agent to make these adjustments, the market value of your Notes, whether the Notes will be automatically called and any payment on the Notes may be materially and adversely affected. You should also be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from what is described in the accompanying product supplement as it deems necessary to ensure an equitable result. Subject to the foregoing, the calculation agent is under no obligation to consider your interests as a holder of the Notes in making these determinations.

Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples below illustrate the hypothetical payments on a Coupon Payment Date, upon an automatic call or at maturity under different hypothetical scenarios for a $10.00 Note on an offering of the Notes linked to three hypothetical Underlyings, with the assumptions set forth below. We cannot predict the closing price of one share any Underlying on any day during the term of the Notes, including on any Observation Date. You should not take these examples as an indication or assurance of the expected performance of the Notes. Numbers in the examples below have been rounded for ease of analysis. In these examples, we refer to the common stock of Applied Materials, Inc., the ADSs of Arm Holdings plc and the ADSs of Taiwan Semiconductor Manufacturing Company Limited as the “AMAT Stock,” the “ARM Stock” and the “TSM Stock,” respectively.

Principal Amount:	$10.00
Term:	4 years (unless earlier called)
Hypothetical Initial Value:	$100.00 for each Underlying
Hypothetical Contingent Coupon Rate:	14.50% per annum (or 3.625% per quarter) based on the bottom of the range of 14.50% to 15.00% per annum
Observation Dates:	Quarterly
Hypothetical Downside Threshold:	$50.00 for each Underlying (which, with respect to each Underlying, is 50.00% of its hypothetical Initial Value)
Hypothetical Coupon Barrier:	$50.00 for each Underlying (which, with respect to each Underlying, is 50.00% of its hypothetical Initial Value)
*

Terms used for purposes of these hypothetical examples may not represent the actual Contingent Coupon Rate, Initial Values, Coupon Barriers or Downside Thresholds. The actual Contingent Coupon Rate will be finalized on the Trade Date and provided in the pricing supplement. The hypothetical Initial Value of $100.00 for each Underlying has been chosen for illustrative purposes only and may not represent a likely actual Initial Value for any Underlying. The actual Initial Value and resulting Downside Threshold and Coupon Barrier of each Underlying are based on the closing price of one share of that Underlying on the Trade Date and will be provided in the pricing supplement. For historical data regarding the actual closing prices of one share of each Underlying, please see the historical information set forth under the sections titled “The Underlyings” below.

The examples below are purely hypothetical. These examples are intended to illustrate (a) under what circumstances the Notes will be subject to an automatic call, (b) how the payment of a Contingent Coupon with respect to any Observation Date will depend on whether the closing price of one share of any Underlying on that Observation Date is less than its Coupon Barrier, (c) how the value of the payment at maturity on the Notes will depend on whether the Final Value of any Underlying is less than its Downside Threshold and (d) how the total return on the Notes may be less than the total return on a direct investment in any or all Underlyings in certain scenarios. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the total payments per $10.00 principal amount Note over the term of the Notes to the $10.00 initial issue price.

Example 1 — Notes Are Automatically Called on the First Observation Date

Date	Closing Price	Payment (per Note)
First Observation Date	AMAT Stock: $105.00 ARM Stock: $110.00 TSM Stock: $115.00	Closing price of one share of each Underlying at or above its Initial Value; Notes are automatically called; Issuer repays principal plus pays Contingent Coupon of $0.3625 on Call Settlement Date.

Total Payments (per $10.00 Note):	Payment on Call Settlement Date:	$10.3625 ($10.00 + $0.3625)
	Total:	$10.3625
	Total Return:	3.625%

Because the closing price of one share of each Underlying is greater than or equal to its Initial Value on the first Observation Date, the Notes are automatically called on that Observation Date. JPMorgan Financial will pay you on the Call Settlement Date $10.3625 per $10.00 principal amount Note, which is equal to your principal amount plus the Contingent Coupon due on the Coupon Payment Date that is also the Call Settlement Date. No further amounts will be owed to you under the Notes.

Example 2 — Notes Are NOT Automatically Called and the Final Value of Each Underlying Is at or above Its Downside Threshold

Date	Closing Price	Payment (per Note)
First Observation Date	AMAT Stock: $90.00 ARM Stock: $110.00 TSM Stock: $115.00

Closing price of one share of AMAT Stock below its Initial Value; Notes NOT automatically called. Closing price of one share of each Underlying above its Coupon Barrier; Issuer pays Contingent Coupon of $0.3625 on first Coupon Payment Date.

Second Observation Date	AMAT Stock: $105.00 ARM Stock: $85.00 TSM Stock: $115.00

Closing price of one share of ARM Stock below its Initial Value; Notes NOT automatically called. Closing price of one share of each Underlying above its Coupon Barrier; Issuer pays Contingent Coupon of $0.3625 on second Coupon Payment Date.

Third through Fifteenth Observation Dates	Various (below Coupon Barrier)

Closing price of one share of at least one Underlying below its Initial Value; Notes NOT automatically called. Closing price of one share of at least one Underlying below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on any of the third to fifteenth Coupon Payment Dates.

Sixteenth Observation Date (the Final Valuation Date)	AMAT Stock: $105.00 ARM Stock: $110.00 TSM Stock: $85.00

Closing price of one share of TSM Stock below its Initial Value; Notes NOT automatically called. Final Value of each Underlying above its Downside Threshold; Issuer repays principal plus pays Contingent Coupon of $0.3625 on Maturity Date, plus previously unpaid Contingent Coupons of $4.7125 in respect of the prior Observation Dates pursuant to the memory interest feature.

Total Payments (per $10.00 Note):		Payment at Maturity:	$15.075 ($10.00 + 0.3625 + $4.7125)
		Prior Contingent Coupons:	$0.725 ($0.3625 × 2)
		Total:	$15.80
		Total Return:	58.00%

Because the closing price of one share of at least one Underlying was less than its Initial Value on each Observation Date, the Notes are not automatically called. Because the Final Value of each Underlying is greater than or equal to its Downside Threshold, JPMorgan Financial will pay you on the Maturity Date a total of $15.075 per Note, reflecting your principal amount plus the applicable Contingent Coupon, plus any previously unpaid Contingent Coupons in respect of the prior Observation Dates pursuant to the memory interest feature. When that amount is added to the Contingent Coupon payments of $0.725 received in respect of prior Observation Dates, we will have paid you a total of $15.80 per Note for a 58.00% total return over the term of the Notes.

Example 3 — Notes Are NOT Automatically Called and the Final Value of Any Underlying Is below Its Downside Threshold

Date	Closing Price	Payment (per Note)
First Observation Date	AMAT Stock: $40.00 ARM Stock: $35.00 TSM Stock: $45.00

Closing price of one share of each Underlying below its Initial Value; Notes NOT automatically called. Closing price of one share of each Underlying below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on first Coupon Payment Date.

Second Observation Date	AMAT Stock: $105.00 ARM Stock: $40.00 TSM Stock: $115.00

Closing price of one share of ARM Stock below its Initial Value; Notes NOT automatically called. Closing price of one share of ARM Stock below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on second Coupon Payment Date.

Third through Fifteenth Observation Dates	Various (below Coupon Barrier)

Closing price of one share of at least one Underlying below its Initial Value; Notes NOT automatically called. Closing price of one share of at least one Underlying below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on any of the third to fifteenth Coupon Payment Dates.

Sixteenth Observation Date (the Final Valuation Date)	AMAT Stock: $30.00 ARM Stock: $110.00 TSM Stock: $105.00

Closing price of one share of AMAT Stock below its Initial Value; Notes NOT automatically called. Closing price of one share of AMAT Stock below its Downside Threshold; Issuer DOES NOT pay Contingent Coupon on Maturity Date, and Issuer will repay less than the principal amount resulting in a loss proportionate to the decline in the price of one share of the Least Performing Underlying.

Total Payments (per $10.00 Note):		Payment at Maturity:	$3.00 ($10.00 - $7.00)
		Prior Contingent Coupons:	$0.00
		Total:	$3.00
		Total Return:	-70.00%

Because the closing price of one share of at least one Underlying is less than its Initial Value on each Observation Date , the Notes are not automatically called. Because the Final Value of at least one Underlying is less than its Downside Threshold on the Final Valuation Date, at maturity, JPMorgan Financial will pay you a total of $3.00 per $10.00 principal amount Note, for a -70.00% total return on the Notes, calculated as follows:

$10.00 × (1 + Least Performing Underlying Return)

Step 1: Determine the Underlying Return of each Underlying:

Underlying Return of the AMAT Stock:

(Final Value – Initial Value)	=	$30.00 – $100.00	= -70.00%
Initial Value		$100.00

Underlying Return of the ARM Stock:

(Final Value – Initial Value)	=	$110.00 – $100.00	= 10.00%
Initial Value		$100.00

Underlying Return of the TSM Stock:

(Final Value – Initial Value)	=	$105.00 – $100.00	= 5.00%
Initial Value		$100.00

Step 2: Determine the Least Performing Underlying. The AMAT Stock is the Underlying with the lowest Underlying Return.

Step 3: Calculate the Payment at Maturity:

$10.00 × (1 + Least Performing Underlying Return) = $10.00 × (1 + -70.00%) = $3.00

In addition, because the closing price of one share of at least one Underlying is less than its Coupon Barrier on each Observation Date, JPMorgan Financial will not pay any Contingent Coupons over the term of the Notes. Accordingly, JPMorgan Financial will have paid a total of $3.00 per $10.00 principal amount Note for a -70.00% total return over the term of the Notes.

The hypothetical returns and hypothetical payments on the Notes shown above apply only if you hold the Notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

The Underlyings

Included on the following pages is a brief description of the issuers of the Underlyings. This information has been obtained from publicly available sources, without independent verification. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. You should not take the historical prices of any Underlying as an indication of future performance.

Each of the Underlyings is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the issuer of each Underlying with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the issuer of each Underlying under the Exchange Act can be located by reference to its SEC file number provided below. We do not make any representation that these publicly available documents are accurate or complete.

Applied Materials, Inc.

According to its publicly available filings with the SEC, Applied Materials, Inc., which we refer to as Applied Materials, is engaged in the design, development, production and servicing of wafer fabrication and display fabrication tools used to manufacture semiconductors and displays. The common stock of Applied Materials, par value $0.01 per share (Bloomberg ticker: AMAT), is listed on The Nasdaq Stock Market, which we refer to as the relevant exchange for purposes of Applied Materials in the accompanying product supplement. Applied Materials’ SEC file number is 000-06920.

Historical Information Regarding the Common Stock of Applied Materials, Inc.

The graph below illustrates the daily performance of the common stock of Applied Materials from January 2, 2015 through July 7, 2025, based on information from Bloomberg, without independent verification. The closing price of one share of the common stock of Applied Materials on July 7, 2025 was $190.78. The actual Initial Value will be the closing price of one share of the common stock of Applied Materials on the Trade Date. We obtained the closing prices above and below from Bloomberg, without independent verification. The closing prices may have been adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the price of one share of the common stock of Applied Materials has experienced significant fluctuations. The historical performance of the common stock of Applied Materials should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of one share of the common stock of Applied Materials during the term of the Notes. There can be no assurance that the performance of the common stock of Applied Materials will result in the return of any of your principal amount or the payment of any Contingent Coupon.

The dotted line represents a hypothetical Downside Threshold and Coupon Barrier of $95.39, equal to 50.00% of the closing price of one share of the common stock of Applied Materials on July 7, 2025.  The actual Downside Threshold and Coupon Barrier for the common stock of Applied Materials will be finalized on the Trade Date and provided in the pricing supplement based on the closing price of one share of the common stock of Applied Materials on the Trade Date and will be equal to 50.00% of its Initial Value.

Past performance of the Underlying is not indicative of the future performance of the Underlying.

Arm Holdings plc

According to its publicly available filings with the SEC, Arm Holdings plc, which we refer to as Arm, a U.K. company, architects, develops and licenses central processing unit products and related technology. The ADSs, each representing one ordinary share, nominal value £0.001 per share, of Arm (Bloomberg ticker: ARM), are listed on The Nasdaq Stock Market, which we refer to as the relevant exchange for purposes of Arm in the accompanying product supplement. Arm’s SEC file number is 001-41800.

Historical Information Regarding the ADSs of Arm

The graph below illustrates the daily performance of the ADSs of Arm from September 14, 2023 through July 7, 2025, based on information from Bloomberg, without independent verification. The ADSs of Arm commenced trading on The Nasdaq Stock Market on September 14, 2023 and therefore have limited historical performance. The closing price of one ADS of Arm on July 7, 2025 was $146.88. The actual Initial Value will be the closing price of one ADS of Arm on the Trade Date. We obtained the closing prices above and below from Bloomberg, without independent verification. The closing prices may have been adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the price of one ADS of Arm have experienced significant fluctuations. The historical performance of the ADSs of Arm should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of one ADS of Arm during the term of the Notes. There can be no assurance that the performance of the ADSs of Arm will result in the return of any of your principal amount or the payment of any Contingent Coupon.

The dotted line represents a hypothetical Downside Threshold and Coupon Barrier of $73.44, equal to 50.00% of the closing price of one ADS of Arm on July 7, 2025. The actual Downside Threshold and Coupon Barrier for the ADSs of Arm will be finalized on the Trade Date and provided in the pricing supplement based on the closing price of one ADS of Arm on the Trade Date and will be equal to 50.00% of its Initial Value.

Past performance of the Underlying is not indicative of the future performance of the Underlying.

Taiwan Semiconductor Manufacturing Company Limited

According to its publicly available filings with the SEC, Taiwan Semiconductor Manufacturing Company Limited, which we refer to as TSMC, a Taiwanese company, is a foundry that manufactures semiconductors using its manufacturing processes for its customers based on proprietary integrated circuit designs provided by them. The ADSs, each representing five common shares, par value NT$10.00 per share, of TSMC (Bloomberg ticker: TSM), are listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of TSMC in the accompanying product supplement. TSMC’s SEC file number 001-14700.

Historical Information Regarding the ADSs of TSMC

The graph below illustrates the daily performance of the ADSs of TSMC from January 2, 2015 through July 7, 2025, based on information from Bloomberg, without independent verification. The closing price of one ADS of TSMC on July 7, 2025 was $229.17. The actual Initial Value will be the closing price of one ADS of TSMC on the Trade Date. We obtained the closing prices above and below from Bloomberg, without independent verification. The closing prices may have been adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the price of one ADS of TSMC has experienced significant fluctuations. The historical performance of the ADSs of TSMC should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of one ADS of TSMC during the term of the Notes. There can be no assurance that the performance of the ADSs of TSMC will result in the return of any of your principal amount or the payment of any Contingent Coupon.

The dotted line represents a hypothetical Downside Threshold and Coupon Barrier of $114.59, equal to 50.00% of the closing price of one ADS of TSMC on July 7, 2025. The actual Downside Threshold and Coupon Barrier for the ADSs of TSMC will be finalized on the Trade Date and provided in the pricing supplement based on the closing price of one ADS of TSMC on the Trade Date and will be equal to 50.00% of its Initial Value.

Past performance of the Underlying is not indicative of the future performance of the Underlying.

Correlation of the Underlyings

The graph below illustrates the daily performance of common stock of Applied Materials, the ADSs of Arm and the ADSs of TSMC from September 14, 2023 through July 7, 2025. For comparison purposes, each Underlying has been normalized to have a closing price of one share of $100.00 on September 14, 2023 by dividing the closing price of one share of that Underlying on each day by the closing price of one share of that Underlying on September 14, 2023 and multiplying by 100.00. We obtained the closing prices used to determine the normalized closing prices set forth below from Bloomberg, without independent verification.

Past performance of the Underlyings is not indicative of the future performance of the Underlyings.

The correlation of a pair of Underlyings represents a statistical measurement of the degree to which the returns of those Underlyings were similar to each other over a given period in terms of timing and direction.  The correlation between a pair of Underlyings is scaled from 1.0 to -1.0, with 1.0 indicating perfect positive correlation (i.e., the value of both Underlyings are increasing together or decreasing together and the ratio of their returns has been constant), 0 indicating no correlation (i.e., there is no statistical relationship between the returns of that pair of Underlyings) and -1.0 indicating perfect negative correlation (i.e., as the value of one Underlying increases, the value of the other Underlying decreases and the ratio of their returns has been constant).

The closer the relationship of the returns of a pair of Underlyings over a given period, the more positively correlated those Underlyings are. The graph above illustrates the historical performance of each of the Underlyings relative to the other Underlyings over the time period shown and provides an indication of how close the relative performance of one Underlying has historically been to another.

The lower (or more negative) the correlation between two Underlyings, the less likely it is that those Underlyings will move in the same direction and, therefore, the greater the potential for one of those Underlyings to close below its Coupon Barrier or Downside Threshold on any Observation Date or the Final Valuation Date, respectively.  This is because the less positively correlated a pair of Underlyings is, the greater the likelihood that at least one of the Underlyings will decrease in value.  However, even if two Underlyings have a higher positive correlation, one or both of those Underlyings might close below its Coupon Barrier or Downside Threshold on any Observation Date or the Final Valuation Date, respectively, as both of those Underlyings may decrease in value together.

In addition, for each additional Underlying to which the Notes are linked, there is a greater potential for one pair of Underlyings to have low or negative correlation. Therefore, the greater the number of Underlyings, the greater the potential for missed Coupons and for a loss of principal at maturity. Although the correlation of the Underlyings’ performance may change over the term of the Notes, the Contingent Coupon Rate is determined, in part, based on the correlation of the Underlyings’ performance calculated using internal models of our affiliates at the time when the terms of the Notes are finalized.  A higher Contingent Coupon Rate is generally associated with lower correlation of the Underlyings and/or a greater number of Underlyings, which reflects a greater potential for missed Contingent Coupons and for a loss of principal at maturity.  The correlations referenced in setting the terms of the Notes are calculated using internal models of our affiliates and are not derived from the returns of the Underlyings over the period set forth above.  In addition, other factors and inputs other than correlation may impact how the terms of the Notes are set and the performance of the Notes.

Supplemental Plan of Distribution

We and JPMorgan Chase & Co. have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We will agree that UBS may sell all or a part of the Notes that it purchases from us to the public or its affiliates at the price to public indicated on the cover hereof.

Subject to regulatory constraints, JPMS intends to offer to purchase the Notes in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Supplemental Use of Proceeds” in this pricing supplement and “Use of Proceeds and Hedging” in the accompanying product supplement.

The Estimated Value of the Notes

The estimated value of the Notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the Notes. The estimated value of the Notes does not represent a minimum price at which JPMS would be willing to buy your Notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the Notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding values of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the Notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Notes and any secondary market prices of the Notes. For additional information, see “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the Notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the Notes is determined when the terms of the Notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the Notes will be lower than the original issue price of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the selling commissions paid to UBS, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Notes. See “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the Notes, see “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be up to eight months. The length of any such initial period reflects secondary market volumes for the Notes, the structure of the Notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Notes and when these costs are incurred, as determined by our affiliates. See “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The Notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Notes. See “Hypothetical Examples” in this pricing supplement for an illustration of the risk-return profile of the Notes and “The Underlyings” in this pricing supplement for a description of the market exposure provided by the Notes.

The original issue price of the Notes is equal to the estimated value of the Notes plus the selling commissions paid to UBS, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes, plus the estimated cost of hedging our obligations under the Notes.